EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT is made this 27th day of December, 2004, by and between Jane Butel, residing at 138 Armijo Court, Corrales, New Mexico, 87048 (hereinafter "Butel") and Jane Butel Corporation (hereinafter "JBC") a New Mexico Corporation whose registered office is 400 Gold SW, Suite 750, Albuquerque, New Mexico, 87102.

                              W I T N E S S E T H :
                              - - - - - - - - - -

     JBC desires to employ Butel and Butel desires to accept such employment by JBC upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. JBC hereby employs Butel and Butel accepts such employment upon and subject to all the terms and conditions hereinafter set forth.

2. Butel shall at all times during the term hereof be employed as the general manager and chief executive officer of JBC. In that capacity, Butel shall supervise, administer, manage and direct all aspects of the business, operations and affairs of JBC, subject to the supervision, direction and control of the Board of Directors of JBC.

3. Butel's employment hereunder shall be for a term of ten (10) years, commencing on January 1, 2005, renewable for a further term to be negotiated.

4.     Butel's  salary:

A. During the first year of the term of this Agreement, Butel shall receive as compensation for her services hereunder a basic annual salary of $120,000.00. This compensation shall increase 5% every six (6) months during the term of this Agreement starting January 1, 2005. Butel's basic annual salary, each year during the term hereof, shall be paid in twenty-six (26) twice monthly installments or with such other frequency as JBC may, from time to time, pay its senior employees. However, as JBC revenue reaches certain benchmarks as agreed by the Board, Butel's salary shall be increased to be on par with the salary of similarly placed Fortune 500 executives.

B. On or about November 23, 2004, JBC authorized 1,000,000 shares of Class A Convertible Preferred Stock which is convertible into common stock at the rate of one (1) share preferred to one hundred (100) shares common. In addition to the compensation referred to in paragraph A above, this stock shall be given Butel as part of her compensation on a quarterly basis, starting January 1, 2005. Thirty-two thousand, five hundred (32,500) shares will be given each quarter until 1,000,000 so designated shares is depleted. Once this stock has been exhausted, an incentive compensation program will be instituted for Butel.

5. Except as is herein otherwise provided, during the period of her employment hereunder (except during vacation periods and periods of absence due to illness or other incapacity) Butel shall devote her full working time, attention and energies to the business of JBC and its affiliates, subsidiaries and divisions if any, both domestic and international, and to the performance of her duties hereunder. Accordingly, Butel shall not, during the term of this Agreement, actively engage in any other business endeavor, whether or not such business endeavor is pursued for profit or other pecuniary advantage; it being understood, however, that any provision hereof to the contrary notwithstanding, Butel may for her own account, either individually, as the principal of JBC or through any other entity of which Butel is a principal: (i) engage in the preparation, writing, editing, compiling, publishing and distributing in any way and in any form or medium, of cookbooks, recipes or other works related to food of any and all kinds; and (ii) endorse the products of, or consult with, any reputable person, firm or entity who or which seeks expertise or advice with regard to projects or products unrelated to, and not competitive with, the business and products of JBC; it being understood that Butel shall give JBC prior written notice of any such activity but need not obtain the prior oral or written consent of JBC with respect thereto. Any provision hereof to the contrary notwithstanding, it is understood and agreed that any business activity unrelated to Butel's employment by JBC which is permitted by the terms of this paragraph 6, shall under no circumstance materially interfere with her performance of her duties under this Agreement. No provision hereof, however, shall be construed as preventing or restricting Butel from investing her assets in such form or manner as will not require any services on her part in the operation of the companies or other entities in which such investments are made, provided that any such company or entity is not a competitor of JBC, or Butel's ownership thereof constitutes less than one (1%) percent of the total equity interest therein.

6. JBC shall provide Butel with a new, leased automobile of her choice every three to four years that this agreement is in effect. Butel is also authorized to incur and shall be reimbursed for:

A.     All  reasonable  automobile  expenses  including  insurance;

B. All reasonable business expenses in connection with the performance of her duties hereunder, including without limitation:

(i).     Expenses  for  travel;

(ii)     Business  entertainment;

(iii)     Personal  appearance  and  wardrobe.

Provided that any expenses for which Butel seeks reimbursement shall be of a character deductible by JBC as a business expense for federal income tax purposes and are generally consistent in amount with a budget prepared by Butel and previously submitted by her to the Board of Directors of JBC. JBC will reimburse Butel for all such expenses upon the presentation by Butel to JBC, from time to time, of an itemized account of such expenses.

7. Butel shall be entitled to six (6) weeks of vacation during each year of the term hereof, during which vacation period or periods her basic annual salary shall be paid in full. Butel shall have the right to take such vacation at such time or times throughout the year as she may determine in her discretion, consistent, however, with the performance of her duties under this Agreement.

8. JBC shall at all times during the term hereof maintain, at its sole cost and expense, policies of life insurance on the life of Butel, the net death benefit of which shall at no time be less than $250,000.00, (by which it is meant that the benefits payable under said policy or policies shall equal $250,000.00 net of any repayment requirements) as to which policies Butel shall be entitled to designate the beneficiary. JBC shall at all times during the term hereof maintain at its sole cost and expense major medical insurance for Butel and all eligible members of her immediate family, and disability insurance for Butel with such coverage extending for the length of this Agreement.

9. Butel and JBC shall execute an exclusive licensing agreement contemporaneous with the execution of this Agreement whereby Butel shall license to JBC the right to use Butel's name in association with products and services marketed by JBC under terms and conditions detailed in that Agreement, which shall be binding on JBC and Butel.

10. Butel agrees that for a period of two (2) years from and after the termination of this Agreement, she shall not as stockholder, officer, director, employee, consultant, agent or otherwise, engage, directly or indirectly, in any business activity which is competitive with the business of JBC as it is constituted on the day on which this Agreement terminates all provided that JBC continues to do business after termination. Butel agrees that a violation or a threatened violation of this paragraph by her will be enjoined in an action by JBC against Butel. If such an action is instituted by JBC, Butel agrees that she shall not raise a defense therein. However, Butel shall be permitted to engage individually in the writing of food, travel, business and biographical stories and books and conduct personal appearances and cooking schools.

11. Butel acknowledges that in the course of her employment she will have access to confidential records, lists, data and other trade secrets belonging to JBC and used in the course of its business. Accordingly, during the term of her employment hereunder, and at all times thereafter, Butel shall not directly or indirectly disclose or use any such information, except as required in the course of her employment or to the extent that such information has passed into the public domain by means other than a breach hereof by Butel. All records, lists, data and the like relating to the business of JBC which Butel may prepare, use or come into contact with, shall be and remain the sole property of JBC and shall not be removed by Butel from JBC's place of business except in the ordinary course of her performance of her duties hereunder, nor copied, retained or digested by Butel without the prior consent of JBC.

12. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective heirs, successors and, to the extent permitted, their assigns.

13. Neither party shall have the right to assign this Agreement or any of her or its rights, duties or obligations hereunder, except with the prior written consent of the other party hereto.

14. The provisions of this Agreement are severable and in the event that any part or parts hereof are judicially determined to be unenforceable, such determination shall not affect the validity of enforceability of the remainder hereof.

15. This Agreement, having been negotiated and executed in New Mexico and New Mexico being the principal place in which Butel's duties hereunder will be performed, shall in all respects be governed by and construed in accordance with the laws of the State of New Mexico.

16. All notices required or permitted hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, addressed to the respective party at her or its address as shown above, or to such other address as either party may hereafter fix by notice. All such notices shall be deemed given five (5) days after mailing as aforesaid.

17. JBC warrants and represents that all necessary corporate action has been taken in order to authorize and approve the execution and performance hereof by JBC.

18. This Agreement integrates the entire understanding between the parties with respect to the subject matter hereof and incorporates and supersedes any and all prior or contemporaneous oral or written agreements or understandings with respect thereto. The parties acknowledge, however, that this Agreement has been executed simultaneously with the Licensing Agreement referred to in paragraph 11 above and which is incorporated by reference into this Agreement. This agreement may not be amended, modified or changed, except by a subsequent writing signed by both parties.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

______________________________          _______________________________
JANE  BUTEL                             JANE  BUTEL  CORPORATION
                                   By:  _______________________________